Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022 relating to the financial statements of Lulus Fashion Lounge Holdings, Inc. appearing in the Annual Report on Form 10-K of Lulus Fashion Lounge Holdings, Inc. for the year ended January 2, 2022.

/s/ Deloitte & Touche LLP

San Francisco, California

April 1, 2022